MASON OIL COMPANY, INC.

                   Pro-Forma Financial Statements
                             (Unaudited)


The following unaudited pro-forma balance sheet and statement of operations give effect to the following transactions:

      The acquisition of IAN Holdings Limited (IAN) by Mason Oil Company, Inc. (Mason Oil). On October 14, 1996 the stockholders of IAN Holdings Limited (IAN) exchanged all of the issued and outstanding common stock shares of IAN for 6,000,000 newly issued unregistered shares of Mason Oil. The transaction will be accounted for as a reverse acquisition, with IAN as the acquirer. The historical financial statements prior to October 14, 1996 will be those of IAN and its subsidiaries.

      The  merging  of   IAN Holdings Limited (IAN)  into  Mason  Oil
  Company, Inc. (Mason Oil). Effective December 31, 1996 IAN and Mason Oil merged, with Mason Oil being the legal survivor.

The unaudited pro-forma information is based on the historical consolidated financial statements of IAN giving effect to the aforementioned transactions as a reverse acquisition.

Because Mason Oil was a public company who's stock is not actively traded, the assets and liabilities of Mason have been recorded at historical cost. The unaudited pro-forma balance sheet as of June 30, 1996 gives effect to the transactions as if they had been consummated on June 30, 1996.

The unaudited pro-forma statement of operations for the period ended June 30, 1996 gives effect to the transactions as if they had occurred on February 29, 1996.

The unaudited pro-forma financial statements are not necessarily indicative of operating results which would have been achieved had the acquisitions been consummated as of the beginning of the year and should not be construed as representative of future operating results. The unaudited pro-forma financial statements should be read in conjunction with the financial statements and notes of IAN.



                       MASON OIL COMPANY, INC.

                  Pro-Forma Combined Balance Sheet
                            June 30, 1996
                              Unaudited



                                                      Historical
                                              Predecessor     Mason Oil
Current assets
 Cash                                          $   12,277     $  14,209
 Receivables - tax refund                              47            47
     Total current assets                          12,324        14,526

Properties
 Unproved                                         176,460       176,460

Other assets
 Formation costs                                    1,406         1,406
 Deposits                                          23,700        23,700

Total assets                                    $ 213,890     $ 215,822

Accounts payable                                $   6,249     $   6,249

Note payable
 Shareholders                                     207,988       207,988
     Total current liabilities                    214,237       214,237

Stockholders' equity
 Common stock                                         100         9,225
 Additional paid-in capital                           900        (7,640)
 Accumulated deficit                               (1,116)           -
 Current translation adjustment                      (231)           -
     Total stockholders' equity                      (347)        1,585

Total liabilities and stockholders' equity      $ 213,890      $215,822



                       MASON OIL COMPANY, INC.

             Pro-Forma Combined Statement of Operations
                 For the Period Ended June 30, 1996
                              Unaudited



                                                       Historical
                                               Predecessor       Mason Oil
Expenses
 General and administrative                    $     1,211     $   1,211

Interest income                                        (95)          (95)

Net loss                                       $     1,116     $    1,116